EXHIBIT  99

  P r e s s  R e l e a s e

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:
Susan Ostrow
Director, Investor Relations
(603) 773-1212

MEDIA CONTACT:
Kate King
Manager, Corporate Communications
(603) 773-1379

TIMBERLAND TO CONSOLIDATE CARIBBEAN OPERATIONS

STRATHAM, NH, July 6, 2005 — The Timberland Company (NYSE:  TBL) today announced plans to consolidate its Caribbean manufacturing operations.  The Company will be closing its manufacturing facility in Isabela, Puerto Rico at the end of 2005 and expanding manufacturing volume in its facility based in the Dominican Republic, a strategy that will produce greater operational efficiencies.

Timberland will incur one-time pre-tax restructuring costs of approximately $2.5 million in the third quarter of 2005, $3.0 million in the fourth quarter of 2005 and $0.5 million in the first quarter of 2006 to cover severance, retirement enhancements, outplacement services and asset disposal costs associated with implementation of this strategy.  The efficiencies of this new approach are anticipated to yield cost savings of approximately $4 million in 2006, with benefits weighted toward the second half of the year, and annual cost savings of approximately $5 million in subsequent years.  The Company’s tax benefit from its Puerto Rico operations under Section 30A of the Internal Revenue Code, approximating $4 million annually, expires at the end of 2005.  Timberland does not anticipate an increase in its overall effective tax rate of 34.0% in 2006, however, due to expected benefits from global tax initiatives.

Gary Smith, Timberland’s Senior Vice President – Supply Chain, stated “Timberland has driven significant improvements in its operational performance over the past several years, reflected in lower overall product costs, improved reliability and enhanced customer service.  The Company’s Caribbean manufacturing facilities have played a key role, providing world-class production capability with greater flexibility and short lead-time support to our important U.S. market.  Our decision to consolidate Timberland’s manufacturing operations in the Dominican Republic is designed to build on these results to further enhance the power and reliability of our global supply chain.”

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, said “This has been a difficult decision for us, and we are committed to assisting the 316 Isabela-based employees during this transition period.  We intend to provide affected employees with a comprehensive program that includes financial assistance, vocational planning, search assistance, training and counseling and will coordinate with local agencies to offer additional government services.”

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure a majority of its products from independent manufacturers; (iii) manage its foreign exchange rate risks; and (iv) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

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